FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                          21st Century Holding Company
                          ----------------------------
             (Exact name of registrant as specified in its charter)


                   Florida                               65-0248866
                   -------                               ----------
           (State of incorporation                   (I.R.S. Employer
              or organization)                      Identification No.)


            4161 N.W. 5th Street
             Plantation, Florida                           33317
             -------------------                           -----
  (Address of principal executive offices)              (Zip Code)


         Securities to be registered pursuant to Section 12(b) of the Act:

             Title of each class               Name of each exchange on which
             to be so registered               each class is to be registered
             -------------------               ------------------------------

                   None                                     None

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ X ]

         Securities Act registration statement file number to which this form relates: 333-109313.


         Securities to be registered pursuant to Section 12(g) of the Act:

                  Redeemable Warrants to purchase Common Stock
                  --------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

         21st Century Holding Company (the "Company") has issued redeemable warrants (the "Warrants") to purchase one-half of one share of the Company's common stock, par value $0.01 per share (the "Common Stock"). The exercise price of the Warrants is $19.1153 per whole share, which is 115% of the weighted-average volume price of the Company's common stock on Nasdaq as reported by Bloomberg Financial Markets ("Bloomberg") for the 60 consecutive trading days following July 31, 2003. The total number of shares of the Company's Common Stock issuable upon exercise of the Warrants equals 408,050.

         The Warrants may be exercised, in whole or in part, until July 31, 2006. After the expiration date, Warrant holders shall have no further rights.

         The Company may redeem some or all of the outstanding Warrants beginning on July 31, 2004 for $0.01 per Warrant at any time on 30 days' prior written notice if the closing bid price of the Company's common stock is 150% of the exercise price for 20 consecutive trading days.

         The exercise price will be increased or decreased, as the case may be, if the Company subdivides or combines its outstanding shares of common stock (or other securities at the time receivable upon the exercise of the Warrants) by recapitalization, reclassification or split-up; or if the Company declares a stock dividend or distributes shares of common stock to its shareholders. The exercise price will also be adjusted in the event the Company issues shares of common stock at a price per share less than the exercise price, subject to certain exceptions.

Item 2.           Exhibit           Description
                  -------           -----------

                  4.1               Form of Redeemable Warrant dated July 31, 2003(1)

                  4.2               Unit  Purchase  Agreement  dated July 31, 2003 between the Company and the  purchasers of the 6%
                                    Senior Subordinated Notes due July 31, 2006(2)

                  4.3               Amendment to Unit Purchase  Agreement and  Registration  Rights Agreement dated October 15, 2003 by and among the Company and the  purchasers  of the 6% Senior  Subordinated  Notes due July 31,
                                    2006(3)

-------------

(1) Incorporated by reference from Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(2) Incorporated by reference from Exhibit 4.5 to the Company's Registration Statement on Form S-3 (File No. 333-109313).

(3) Incorporated by reference from Exhibit 4.7 to the Company'S Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 (File No. 333-108739).

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated:  November 4, 2003                  21st Century Holding Company



                                          By:      /s/ Richard A. Widdicombe
                                                   -------------------------
                                                       Richard A. Widdicombe,
                                                       Chief Executive Officer